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Filed Pursuant to Rule 424(b)(3)
File No. 333-182277

PROSPECTUS SUPPLEMENT
(To prospectus dated June 25, 2012)

5,173,161 Shares

Common Stock

              The selling stockholders are selling 5,173,161 shares of our common stock. All of the 5,173,161 shares were acquired by the selling stockholders in connection with our acquisition of Apex Systems. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

              Our shares trade on the New York Stock Exchange under the symbol "ASGN." On September 13, 2012 the last sale price of the shares as reported on the New York Stock Exchange was $17.19 per share.

              Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Public offering price	$17.00	$87,943,737
Underwriting discount	$.816	$4,221,299
Proceeds, before expenses, to the selling stockholders	$16.184	$83,722,438

              The underwriters may also exercise their option to purchase up to an additional 775,974 shares from certain selling stockholders, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about September 19, 2012.

Joint Book-Running Managers

BofA Merrill Lynch        Baird        Wells Fargo Securities

Co-Managers

William Blair        BMO Capital Markets        SunTrust Robinson Humphrey        Avondale Partners

The date of this prospectus supplement is September 13, 2012.

 TABLE OF CONTENTS

Prospectus Supplement

About This Prospectus Supplement	S-ii
Prospectus Supplement Summary	S-1
The Offering	S-4
Risk Factors	S-5
Note Regarding Forward Looking Statements	S-7
Use of Proceeds	S-8
Capitalization	S-9
Price Range of Common Stock and Dividends	S-10
Dividend Policy	S-10
Selling Stockholders	S-11
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Our Common Stock	S-13
Underwriting	S-17
Legal Matters	S-23
Experts	S-23
Where You Can Find More Information	S-23

Prospectus

Our Company	1
Risk Factors	1
Forward-Looking Statements	1
Selling Stockholders	2
Use of Proceeds	5
Plan of Distribution	5
Description of Common Stock	6
Legal Matters	11
Experts	12
Where You Can Find More Information	12

              You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

              This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under "Where You Can Find More Information."

              If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

              Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See "Where You Can Find More Information."

              Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement. You should not assume that the information in this prospectus supplement, including any information incorporated in this prospectus supplement by reference, or the accompanying prospectus, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

 PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including "Risk Factors."

              In this prospectus supplement, unless the context indicates otherwise: "we," "us," "our," and "the Company" refer to On Assignment, Inc. and its subsidiaries.

 OUR COMPANY

              On Assignment, Inc. is a leading global provider of in-demand, skilled professionals in the growing technology, healthcare and life sciences sectors. We provide clients with short- and long-term placement of contract, contract-to-hire and direct hire professionals.

              Our Technology service offering consists of two complementary segments uniquely positioned in the marketplace to offer our clients a broad spectrum of information technology, or IT, staffing solutions: Apex and Oxford, which was formerly known as the IT and Engineering segment. Apex provides mission-critical daily IT operation professionals for contract and contract-to-hire positions to Fortune 1000 and mid-market clients across the United States, and offers recruitment solutions for other select professional skills and workforce needs. Oxford proactively recruits and delivers high-end information technology, engineering, regulatory, and compliance professionals for consulting assignments and permanent placements across the United States, Canada and Europe.

              Our Healthcare service offering consists of two segments: Healthcare, which includes our Nurse Travel and Allied Healthcare lines of business, and Physician. Our Healthcare segment offers our healthcare clients locally-based and traveling contract professionals, from a number of healthcare, medical, financial and allied occupations. Our Healthcare segment contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, medical technologists, medical assistants, pharmacists, pharmacy technicians, respiratory therapists, phlebotomists, coders, billers, claims processors and collections staff, and dental professionals—including dental assistants, hygienists and dentists and rehabilitation therapists. Our Physician segment is a leading provider of physician staffing, known as locum tenens, and permanent physician search services. Our Physician segment provides short and long-term locum tenens services and full-service physician search and consulting services, primarily in the United States, with some locum tenens placements in Australia and New Zealand. We work with physicians in a wide range of specialties, placing them in hospitals, community-based practices and federal, state and local facilities.

              Our Life Sciences service offering consists of our domestic and international life sciences segment. We provide locally-based contract life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, automotive, educational and environmental industries. Our contract professionals include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants, biostatisticians, drug safety specialists, SAS programmers, medical writers and other skilled scientific professionals.

CORPORATE INFORMATION

              On Assignment was incorporated in 1985. Our principal executive office is located at 26745 Malibu Hills Road, Calabasas, California 91301, and our telephone number is (818) 878-7900. Our principal website is located at http://www.onassignment.com. The information on our website is not part of this prospectus supplement.

 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

              The summary historical financial data presented below under the caption "Statement of Operations Data" for the years ended December 31, 2011, 2010 and 2009 and the summary historical financial data presented below under the caption "Balance Sheet Data" as of December 31, 2011 and 2010 have been derived from our audited financial statements incorporated by reference into this prospectus supplement. The summary historical financial data presented below under the caption "Statement of Operations Data" for the six months ended June 30, 2012 and 2011 and the summary historical financial data presented below under the caption "Balance Sheet Data" as of June 30, 2012 have been derived from our unaudited financial statements incorporated by reference into this prospectus supplement. The summary financial data presented below under the caption "Balance Sheet Data" as of December 31, 2009 and June 30, 2011 have been derived from other financial statements not included or incorporated by reference herein. The unaudited financial data have been prepared on a basis consistent with our annual financial statements and, in the opinion of our management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for that period. The results of operations for the six months ended June 30, 2012 are not necessarily indicative of the results for the full year or any future period.

              The summary unaudited pro forma financial data as of and for the year ended December 31, 2011 and the six months ended June 30, 2012 have been derived from our unaudited pro forma condensed combined financial statements incorporated by reference into this prospectus supplement. The summary unaudited pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had we completed our merger with Apex Systems, Inc., or Apex Systems, as of the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

              The following data should be read in conjunction with our consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, "Information about Apex Systems—Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Proxy Statement for our 2012 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission, or SEC, on April 13, 2012, and the Apex Systems historical financial statements, pro forma financial statements and the related notes thereto in our Current

Reports on Form 8-K filed on May 22, 2012 and September 10, 2012, each of which is incorporated by reference herein.

	Historical					Pro Forma
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2011	2010	2009	2012	2011	2011	2012
				(unaudited)		(unaudited)	(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$597,281	$438,065	$416,613	$450,264	$273,121	$1,302,509	$734,007
Cost of services	397,176	288,609	280,245	306,262	181,173	909,001	513,626

Gross profit	200,105	149,456	136,368	144,002	91,948	393,508	220,381
Selling, general and administrative expenses	155,706	130,830	121,141	114,401	74,754	317,372	175,365
Impairment of goodwill	—	15,399	—	—	—	—	—

Operating income	44,399	3,227	15,227	29,601	17,194	76,136	45,016
Interest expense	(2,975)	(8,309)	(6,612)	(5,608)	(1,514)	(24,734)	(12,202)
Interest income	39	141	170	6	21	39	6
Other expense	—	—	—	—	—	(156)	—

Income (loss) before income taxes	41,463	(4,941)	8,785	23,999	15,701	51,285	32,820
Provision for income taxes	17,166	4,956	4,078	10,101	6,672	21,095	13,818

Net income (loss)	$24,297	$(9,897)	$4,707	$13,898	$9,029	$30,190	$19,002

Earnings (loss) per share:
Basic	$0.66	$(0.27)	$0.13	$0.34	$0.25	$0.59	$0.37

Diluted	$0.64	$(0.27)	$0.13	$0.33	$0.24	$0.58	$0.36

Number of shares and share equivalents used to calculate earnings (loss) per share:
Basic	36,876	36,429	36,011	41,060	36,798	51,181	51,788

Diluted	37,758	36,429	36,335	42,067	37,623	52,063	52,795

Balance Sheet Data (at end of period):
Cash and cash equivalents	$17,739	$18,409	$25,974	$18,423	$19,183	$13,489	—
Working capital	74,705	50,596	62,238	153,319	54,483	158,711	—
Total assets	410,665	341,116	343,462	1,094,748	383,673	1,077,609	—
Long-term liabilities	107,513	76,579	84,847	478,339	90,499	529,352	—
Shareholders' equity	246,743	219,487	226,661	490,586	232,928	454,337	—

 THE OFFERING

Common stock offered by the selling stockholders	5,173,161 shares (or 5,949,135 shares if the underwriters' option is exercised in full).
Common stock outstanding	52,244,289 shares as of September 7, 2012.
Option to purchase additional shares

The underwriters have the option to purchase up to 775,974 additional shares of common stock from certain selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus supplement.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders in this offering, but we will incur expenses, including legal and accounting fees.
NYSE Symbol	ASGN
Risk Factors

See "Risk Factors" included in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

              Unless otherwise indicated, all information in this prospectus supplement excludes (as of September 7, 2012):

  •
  1,750,937 shares of our common stock issuable upon exercise of currently outstanding options;

  •
  1,496,047 shares of our common stock subject to currently outstanding restricted stock units;

  •
  176,887 shares of our common stock reserved for future issuance under our Executive Incentive Compensation Plan; and

  •
  110,534 shares of our common stock reserved for future issuance under our 2012 Employment Inducement Incentive Award Plan, as amended.

              Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholders.

 RISK FACTORS

              An investment in our common stock is subject to significant risks. Before you decide to invest in our common stock, you should carefully consider the risk factors below as well as the risks and uncertainties discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, our subsequently filed Quarterly Reports on Form 10-Q and our Proxy Statement for our 2012 Annual Meeting of Stockholders, as filed with the SEC on April 13, 2012, which are incorporated by reference herein. The risks and uncertainties described in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein actually occur, our business, cash flow, financial condition and results of operations could be adversely affected in a material way. This could cause the market price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Our stock price may change significantly following the offering, and you could lose all or part of your investment as a result.

              You may not be able to resell your shares at or above the offering price due to a number of factors such as those listed in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, our subsequently filed Quarterly Reports on Form 10-Q and our Proxy Statement for our 2012 Annual Meeting of Stockholders, as filed with the SEC on April 13, 2012, and the following, some of which are beyond our control:

  •
  quarterly variations in our results of operations;

  •
  results of operations that vary from the expectations of securities analysts and investors;

  •
  results of operations that vary from those of our competitors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, joint ventures or capital commitments;

  •
  announcements by third parties of significant claims or proceedings against us;

  •
  future sales of our common stock; and

  •
  general domestic and international economic conditions.

              Furthermore, the stock market has experienced extreme volatility that in some cases has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

              In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

The public resale by former shareholders of Apex Systems of our common stock received in our acquisition of Apex Systems could have a negative effect on the market price of our common stock.

              In connection with our acquisition of Apex Systems, we issued a total of 14,304,529 shares of our common stock to the former shareholders of Apex Systems. On June 22, 2012, we registered 12,488,687 shares pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. We are offering 5,173,161 shares in this offering (5,949,135 shares if the underwriters exercise their 30-day option to purchase additional shares in full). The remaining 7,315,526 shares (6,539,552 shares if the underwriters exercise their option to purchase additional shares in full) remain available for resale pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part; however, 7,171,526 of these shares (6,395,552 shares if the underwriters exercise their option to purchase additional shares in full) are subject to a lock up period that ends 90 days after the date of this prospectus supplement. In addition, substantially all of the registered shares remain subject to certain contractual restrictions under the terms of the investor rights agreement (the "Investor Rights Agreement") we entered into at the closing of the acquisition on May 15, 2012 with all of the former shareholders and certain former option holders of Apex Systems. If all or a substantial portion of these shares of our common stock issued in connection with the acquisition are resold into the public markets, such transactions may cause a decline in the trading price of our common stock.

We have no current plan to pay quarterly or annual cash dividends to our stockholders.

              We have no current plan to pay quarterly or annual cash dividends to our stockholders. The terms of our credit facility restrict our ability to pay dividends to the holders of our common stock. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or the entire amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

 NOTE REGARDING FORWARD LOOKING STATEMENTS

              The statements contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our management's expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

  •
  actual demand for our services;

  •
  our ability to attract, train, and retain qualified staffing consultants (which includes our sales and recruiting staff);

  •
  our ability to remain competitive in obtaining and retaining temporary staffing clients;

  •
  the availability of qualified temporary nurses and other qualified contract professionals;

  •
  our ability to manage our growth efficiently and effectively;

  •
  continued performance of our information systems;

  •
  our ability to integrate Apex Systems into our operations successfully;

  •
  the effects of unexpected costs or liabilities relating to the acquisition of Apex Systems that may cause our business to suffer;

  •
  the impact on the trading price of our common stock of resales in the public market of shares of our common stock received by former Apex Systems shareholders in the acquisition of Apex Systems; and

  •
  other risks and uncertainties discussed under the heading "Risk Factors" and elsewhere in this prospectus supplement as well as the risks and uncertainties discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2011, our subsequently filed Quarterly Reports on Form 10-Q and our Proxy Statement for our 2012 Annual Meeting of Stockholders, as filed with the SEC on April 13, 2012, each of which is incorporated by reference herein.

              We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

 USE OF PROCEEDS

              We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus supplement and the accompanying prospectus. However, we will pay the expenses of registration of all of the shares that are offered pursuant to this prospectus supplement and the accompanying prospectus, including legal and accounting fees. We will not be responsible for any underwriting discounts or commissions associated with the sale of such shares.

 CAPITALIZATION

              The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012. The information in this table is unaudited and should be read in conjunction with our condensed consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated by reference in this prospectus supplement.

As of June 30, 2012
(in millions)
Cash and cash equivalents	$18.4

Debt(1)	466.6
Total stockholders' equity	490.6

Total capitalization	$957.2

(1)
Consists of a $100 million five-year term A loan facility, a $365 million seven-year term B loan facility and a $75 million revolving loan facility. As of September 7, 2012, there was $2.0 million of borrowings outstanding under the revolving loan facility.

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

              Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "ASGN." Prior to August 31, 2012, our common stock was listed on the NASDAQ Global Select Market, or Nasdaq. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the Nasdaq and the NYSE, as applicable.

	High	Low
Year Ended December 31, 2010
First Quarter	$7.89	$6.47
Second Quarter	7.75	4.17
Third Quarter	5.75	4.18
Fourth Quarter	8.85	5.06
Year Ended December 31, 2011
First Quarter	10.87	7.77
Second Quarter	11.67	8.06
Third Quarter	11.25	6.27
Fourth Quarter	11.94	6.68
Year Ended December 31, 2012
First Quarter	18.25	10.65
Second Quarter	19.37	14.48
Third Quarter (through September 13, 2012)	17.48	14.50

              The last reported sale price of our common stock on NYSE on September 13, 2012 was $17.19 per share. As of September 7, 2012, there were 52,244,289 shares of our common stock outstanding held by approximately 73 stockholders of record.

DIVIDEND POLICY

              We have no current plan to pay quarterly or annual cash dividends to our stockholders. The terms of our credit facility restrict our ability to pay dividends to the holders of our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

 SELLING STOCKHOLDERS

              The following tables set forth information with respect to the beneficial ownership of our common stock held, as of September 7, 2012, by the selling stockholders. The percentages in the following tables reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our common stock outstanding as of September 7, 2012. As of such date, 52,244,289 shares of our common stock were outstanding. Information with respect to beneficial ownership has been provided by the selling stockholders. Except as otherwise noted below, the business address for each of the selling stockholders is c/o Apex Systems, Inc., 400 Cox Road, Suite 200, Glen Allen, Virginia 23060.

              The following table sets forth information with respect to the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering, assuming the underwriters' option to purchase additional shares is not exercised.

	Shares Beneficially Owned Prior to this Offering(1)				Shares Beneficially Owned after this Offering(1)
				Number of Shares Offered
Name	Number		Percentage		Number	Percentage
Callaghan, Brian J.	3,732,237		7.1%	1,741,894	1,990,343	3.8%
Sheridan, Edwin A.	3,732,237		7.1%	1,406,173	2,326,064	4.5%
Veatch, Jeffrey E.	3,733,258		7.1%	1,741,894	1,991,364	3.8%
Hanson, Theodore S.	683,082		1.3%	204,925	478,157	*
Dameris, Peter T.(2)	769,972	(3)	1.5%	0	769,972	1.5%
Blazer, Randolph C.	260,915		*	78,275	182,640	*
Total	12,911,701		24.7%	5,173,161	7,738,540	14.8%

*
Denotes less than one percent.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 7, 2012 are deemed outstanding.

(2)
The address of this selling stockholder is c/o 26745 Malibu Hills Road, Calabasas, California 91301.

(3)
Includes 359,304 shares that can be acquired upon the exercise of stock options, which vested prior to or on September 7, 2012, but remain unexercised, as well as stock options that vest within 60 days after September 7, 2012.

              The following table sets forth information with respect to the number of additional shares to be offered hereby and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering, assuming exercise in full of the underwriters' option to purchase additional shares. Beneficial ownership is determined on the same basis as described in the introductory paragraph for, and the footnotes to, the previous table.

		Shares Beneficially Owned after this Offering if the Underwriters' Option is Exercised in Full
	Number of Additional Shares to be Offered if the Underwriters' Option is Exercised in Full
Name		Number	Percentage
Callaghan, Brian J.	233,658	1,756,685	3.4%
Sheridan, Edwin A.	233,659	2,092,405	4.0%
Veatch, Jeffrey E.	233,658	1,757,706	3.4%
Hanson, Theodore S.	0	478,157	*
Dameris, Peter T.	74,999	694,973	1.3%
Blazer, Randolph C.	0	182,640	*
Total	775,974	6,962,566	13.3%

*
Denotes less than one percent.

              All of the shares in this offering (other than the shares being sold by Peter T. Dameris pursuant to the underwriters' option to purchase additional shares) were acquired by the Founders and Senior Executive Holders, each as defined in the accompanying prospectus, in connection with our acquisition of Apex Systems. At the time of the merger, we entered into the Investor Rights Agreement with all of the former shareholders and option holders of Apex Systems, pursuant to which we agreed to register shares of our common stock held by or issuable to such shareholders and option holders. The shareholders who received their shares in the merger agreed to certain resale restrictions under the Investor Rights Agreement, which is described in the accompanying prospectus under "Selling Stockholders—Summary of Resale Restrictions."

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

              The following is a discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, and it does not address any tax consequences arising under any U.S. federal tax laws other than the U.S. federal income tax laws, any state, local or foreign tax laws, or any applicable tax treaties. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the "Code"), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (referred to as the "IRS"), all as in effect as of the date of this offering. These authorities may change or be subject to differing interpretations, possibly retroactively, resulting in U.S. federal income tax consequences materially different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences discussed below, or that any such contrary position would not be sustained by a court.

              This discussion is limited to non-U.S. holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances or to holders subject to special tax rules, such as:

  •
  banks or other financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  tax-exempt organizations;

  •
  partnerships or other pass-through entities;

  •
  persons subject to the alternative minimum tax;

  •
  certain former citizens or long-term residents of the United States;

  •
  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons that own, or are deemed to own, more than 5% of our outstanding common stock (except to the extent specifically set forth below);

  •
  persons that hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code; or

  •
  persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation.

              If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.

Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their tax advisors.

              THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY APPLICABLE TAX TREATIES.

Definition of Non-U.S. Holder

              For purposes of this discussion, a "non-U.S. holder" is any beneficial owner of our common stock (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person for U.S. federal income tax purposes. A "U.S. person" is any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

              We have no current plan to pay quarterly or annual cash dividends to our stockholders. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero. Any remaining excess amount will be treated as gain recognized on a sale or other disposition of the common stock and will be treated as described below under "—Gain on Disposition of Our Common Stock."

              Any dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of the gross amount of the dividends. To claim the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN (or applicable successor form) making certain certifications under penalty of perjury. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund or credit with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

              Any dividends paid to a non-U.S. holder that are effectively connected with such holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by such holder) will be exempt from U.S. federal withholding tax. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or applicable successor form) making certain certifications under penalty of perjury. Although such effectively connected dividends will not be subject to U.S. federal withholding tax, they will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates applicable to U.S. persons. A corporate non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year.

Gain on Disposition of Our Common Stock

              A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by such holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

  •
  our common stock constitutes a "U.S. real property interest" by reason of our status as a U.S. real property holding corporation (referred to as a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period for our common stock.

              Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates applicable to U.S. persons. A corporate non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year.

              Gain recognized by a non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), but the gain may be offset by U.S.-source capital losses.

              With respect to the third bullet point above, we believe that we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, there can be no assurance that we will not become a USRPHC in the future. Even if we were to become a USRPHC, if our common stock is regularly traded on an established securities market, our common stock will not be treated as a U.S. real property interest if the non-U.S. holder has owned, actually or constructively, no more than 5% of our common stock at any time during the shorter of the periods described in the third bullet point above.

Information Reporting and Backup Withholding

              We (or our paying agent) must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to such dividends. These reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a U.S. trade or business or withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available under a specific treaty or other agreement to the tax authorities in the non-U.S. holder's country of residence.

              Backup withholding, however, will generally not apply to dividends paid to a non-U.S. holder if such holder provides the applicable withholding agent with the required certification as to its foreign status, such as a properly completed and executed IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

              Information reporting and, depending on the circumstances, backup withholding will apply to the payment to a non-U.S. holder of proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder provides the payor with the required certification as to its foreign status (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person that is not an exempt recipient), or the non-U.S. holder otherwise establishes an exemption.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a non-U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

              A 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Although these rules currently apply to applicable payments made after December 31, 2012, proposed Treasury regulations provide that the withholding provisions described above will apply to payments of dividends made after December 31, 2013 and to payments of gross proceeds from a sale or other disposition of stock after December 31, 2014. These proposed Treasury regulations will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the proposed Treasury regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

 UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, each of the selling stockholders has agreed, severally and not jointly, to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,069,269
Robert W. Baird & Co. Incorporated	853,571
Wells Fargo Securities, LLC	853,571
William Blair & Company, L.L.C.	413,852
BMO Capital Markets Corp.	413,852
SunTrust Robinson Humphrey, Inc.	413,852
Avondale Partners, LLC	155,194

Total	5,173,161

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representative has advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.48 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$17.00	$87,943,737	$101,135,295
Underwriting discount	$.816	$4,221,299	$4,854,494
Proceeds, before expenses, to the selling stockholders	$16.184	$83,722,438	$96,280,801

              The expenses of the offering, not including the underwriting discount, are estimated at $0.7 million and are payable by us.

Option to Purchase Additional Shares

              Certain of the selling stockholders, severally and not jointly, have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 775,974 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We and the selling stockholders, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

              The shares are listed on NYSE under the symbol "ASGN."

Price Stabilization, Short Positions

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NYSE, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

              In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of some of the underwriters, including Merrill Lynch, Pierce,

Fenner & Smith Incorporated and Wells Fargo Securities, LLC, serve as agents and/or lenders under our outstanding credit facility.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, referred to as a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (referred to as the "Relevant Implementation Date"), no offer of shares may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

              The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

              This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (referred to as "FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (referred to as "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (referred to as "DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

 LEGAL MATTERS

              Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California and for the selling stockholders by Troutman Sanders LLP, Richmond, Virginia. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

              The Company's consolidated financial statements and financial statement schedule incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

              The financial statements of Apex Systems incorporated in this prospectus supplement by reference from the Current Report on Form 8-K/A filed by the Company on May 22, 2012 have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC's Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at www.sec.gov, or on our Internet address at www.onassignment.com.

              We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

              The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012;

  •
  the sections captioned "Risk Factors," "Information about Apex Systems—Apex Systems Business" and "Information about Apex Systems—Management's Discussion and Analysis of

    Financial Condition and Results of Operations" from our Definitive Proxy Statement for our 2012 Annual Meeting of Stockholders, as filed with the SEC on April 13, 2012;

  •
  our Current Reports on Form 8-K dated March 20, 2012, March 26, 2012, May 15, 2012, May 22, 2012, September 7, 2012 and September 10, 2012; and

  •
  the description of our common stock contained or incorporated by reference in our Registration Statement on Form 8-A, as filed with the SEC on August 22, 2012, and any amendments or reports filed for the purpose of updating such description.

              We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

              Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

              We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, (818) 878-7900, Attn: Investor Relations.

PROSPECTUS

12,488,687 Shares

Common Stock

        This prospectus covers the resale of up to 12,488,687 shares of our common stock, par value $0.01 per share, by the selling stockholders referenced in this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders, but we will incur expenses in connection with this offering.

        Our common stock is traded on The NASDAQ Global Select Market, or NASDAQ, under the symbol "ASGN." On June 20, 2012, the closing price of our common stock as reported on NASDAQ was $16.50 per share.

        Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled "Plan of Distribution" beginning on page 5.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus June 25, 2012

        You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under which the selling stockholders may offer from time to time up to an aggregate of 12,488,687 shares of our common stock in one or more offerings. If required, each time a selling stockholder offers common stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information."

        The terms "On Assignment," the "Company," "we," "us," and "our" as used in this prospectus refer to On Assignment, Inc. and its subsidiaries. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

        All trademarks, tradenames and service names referred to in this prospectus or incorporated by reference into this prospectus are property of their respective owners.

i

 OUR COMPANY

        Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

        On Assignment is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Life Sciences, Healthcare, Physician, Information Technology and Engineering. We provide clients in these markets with short-term or long-term assignments of contract professionals, contract-to-permanent placement and direct placement of these professionals.

        On Assignment was incorporated in 1985. Our principal executive office is located at 26745 Malibu Hills Road, Calabasas, California 91301, and our telephone number is (818) 878-7900. Our principal website is located at http://www.onassignment.com. The information on our website is not part of this prospectus.

RISK FACTORS

        Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in the documents incorporated by reference in this prospectus, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption "Risk Factors" included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other documents we file with the SEC in the future (see "Where You Can Find More Information"). The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus and the information incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, statements regarding our management's expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, actual demand for our services, our ability to attract, train, and retain qualified staffing consultants (which includes our sales and recruiting staff), our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified contract professionals, our ability to manage our growth efficiently and effectively, continued performance of our information systems, our ability to integrate Apex Systems, Inc., or Apex Systems, into our operations successfully, the effects of unexpected costs or liabilities relating to the merger with Apex Systems that may cause our business to suffer, the impact on the trading price of our common stock of resales in the public market of shares of our common stock received by former Apex Systems shareholders in the merger with Apex Systems and other factors described in our reports filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SELLING STOCKHOLDERS

Offered Shares

        The shares to be offered by the selling stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933 as amended, or the Securities Act, to give the selling stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders are subject to resale restrictions on their shares (as described below under "—Summary of Resale Restrictions") and as a result, are limited in the amount of shares they can sell at this time. Subject to these resale restrictions, the selling stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on NASDAQ or any other market on which our common stock may subsequently be listed.

        The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See "Plan of Distribution." The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

        The following table sets forth information with respect to the beneficial ownership of our common stock held, as of May 17, 2012, by the selling stockholders and the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our common stock outstanding as of May 17, 2012. As of such date, 51,928,394 shares of our common stock were outstanding.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Offered Hereby	Shares Beneficially Owned After the Offering(2)
Name(3)	Number	Percentage	Number	Number	Percentage
Callaghan, Brian J.	3,730,230	7.2%	3,730,230	—	—
Sheridan, Edwin A.	3,730,230	7.2%	3,730,230	—	—
Veatch, Jeffrey E.	3,730,230	7.2%	3,730,230	—	—
Hanson, Theodore S.	683,082	1.3%	683,082	—	—
Dameris, Peter T.	533,087	1.0%	210,000	323,087	*
McGuckin, Robert L.	365,687	*	72,000	293,687	*
Casey, Sean P.	280,961	*	72,000	208,961	*
Blazer, Randolph C.	260,915	*	260,915	—	—
Total	13,314,422	25.6%	12,488,687	825,735	*

*
Denotes less than one percent.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of May 17, 2012) are deemed outstanding. Shares subject to options, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)
At the closing of the transaction described on the front cover of this prospectus, 949,204 of the shares registered hereby were placed into escrow in accordance with the terms and conditions of the applicable merger agreement and escrow agreement. Depending on whether any of these shares are distributed to us to satisfy indemnity claims under the merger agreement, these shares may be released to the selling stockholders 15 months after the closing.

Summary of Resale Restrictions

        The shares to be offered hereby by the Founders, Senior Executive Holders and Other Employee Holders, each as defined below, were acquired as consideration in connection with our merger with Apex Systems. At the time of the merger, we entered into an investor rights agreement ("Investor Rights Agreement") with all of the former shareholders and certain former option holders of Apex Systems pursuant to which we agreed to register shares of our common stock held by or issuable to the Founders, Senior Executive Holders and Other Employee Holders.

  Restrictions on the Apex Systems Founders.

        Until May 15, 2015, Brian J. Callaghan, Edwin A. Sheridan, IV and Jeffrey E. Veatch (whom we refer to in this prospectus as the "Founders") may not transfer their shares of our common stock without our written consent; provided that if the Founders are in breach of their non-competition agreement with us prior to May 15, 2015, then the end of the lockup period for such Founder will be extended to the third anniversary of the last breach under the non-competition agreement.

        Notwithstanding the foregoing, so long as a Founder has not breached his non-competition agreement, the Founder may transfer (a) shares of our common stock in an underwritten offering or block trade effected in accordance with the Investor Rights Agreement, (b) shares of our common stock to certain permitted transferees, provided that certain conditions are satisfied, or (c) up to $7.0 million of shares of our common stock per year pursuant to a Rule 10b5-1 plan to be established by such Founder.

  Restrictions on Senior Executive Holders.

        Without our prior written consent, Randolph C. Blazer and Theodore S. Hanson (whom we refer to in this prospectus as "Senior Executive Holders") shall not be permitted to transfer any shares of our common stock until May 15, 2015. In the event that a Senior Executive Holder's employment with us or our subsidiaries terminates for any reason at any time prior to May 15, 2015, then the end of this lockup period will be extended to the date that is the third anniversary of the date of the termination. Also, if a Senior Executive Holder is in breach of his non-competition agreement with us at any time during the three-year period, then the end of the lockup period for such Senior Executive Holder will be extended to the date that is the third anniversary of the last breach.

        Notwithstanding the foregoing, so long as a Senior Executive Holder has not breached his non-competition agreement,

  •
  pursuant to the initial offering effected in accordance with the Investor Rights Agreement, a Senior Executive Founder may transfer up to a number of shares of our common stock equal to 30% of the shares of common stock issued to such Senior Executive Holder pursuant to the merger;

  •
  after the closing or termination date of the initial offering effected in accordance with the Investor Rights Agreement, a Senior Executive Holder may transfer up to a number of shares of common stock issued to the Senior Executive Holder pursuant to the merger equal to (A) one-third of such shares after May 15, 2013, (B) two-thirds of such shares after May 15, 2014 and (C) all of such shares of common stock after May 15, 2015; and

  •
  a Senior Executive Holder may transfer shares of our common stock to certain permitted transferees provided that certain conditions are satisfied.

  Restrictions on Other Employee Holders.

        Without our prior written consent, each selling stockholder, other than Peter T. Dameris, a Founder or Senior Executive Holder (whom we refer to in this prospectus as "Other Employee Holders"), shall not be permitted to transfer any of the shares of our common stock issued to such Other Employee Holder pursuant to the merger until May 15, 2015, provided that in the event that such Other Employee Holder's employment with us or our subsidiaries terminates for any reason at any time before May 15, 2015, then the end of the lockup period will be extended to the date that is the third anniversary of the date of the termination. Also, if an Other Employee Holder is in breach of his or her non-competition agreement at any time before May 15, 2015, then the end of the lockup period for such Other Employee Holder will be extended to the date that is the third anniversary of such breach.

        Notwithstanding the foregoing, so long as such Other Employee Holder has not breached his or her non-competition agreement:

  •
  an Other Employee Holder may transfer up to a number of shares of common stock issued to such Other Employee Holder pursuant to the merger equal to (A) one-third of such shares after May 15, 2013, (B) two-thirds of such shares after May 15, 2014 and (C) all of such shares of common stock after May 15, 2015; and

  •
  an Other Employee Holder may transfer shares of common stock to certain permitted transferees; provided that certain pre-conditions are satisfied.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will pay the expenses of registration of all of the shares that are offered pursuant to this prospectus, including legal and accounting fees. We will not be responsible for any underwriting discounts or commissions associated with the sale of such shares.

PLAN OF DISTRIBUTION

        We are registering 12,488,687 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, "selling stockholders" includes the selling stockholders referenced under "Selling Stockholders" and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

        The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

  •
  on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

  •
  in privately negotiated transactions;

  •
  in underwritten transactions;

  •
  in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers.

        The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on NASDAQ or any other exchange or market.

        The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Agents, underwriters, dealers or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

        We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Investor Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock. We will not be responsible for any underwriting discounts or commissions associated with the sale of such shares.

        We are not aware that any selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

  •
  the name of the selling stockholders;

  •
  the number of shares being offered;

  •
  the terms of the offering;

  •
  the names of the participating underwriters, broker-dealers or agents;

  •
  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

  •
  the public offering price; and

  •
  other material terms of the offering.

        The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

        To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If permitted by the Investor Rights Agreement, instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

DESCRIPTION OF COMMON STOCK

General

        Our restated certificate of incorporation authorizes us to issue up to 75,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The discussion below is not a complete description of the terms of the common stock and preferred stock, so you should read it together with our restated certificate of incorporation and our amended and restated bylaws.

Common Stock

  Dividend Rights.

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive, when and as declared by the board of directors, dividends out of any of our assets legally available at the times and in the amounts that our board of directors may determine from time to time. We have never declared or paid a cash dividend on our common stock. We presently intend to retain all earnings, if any, to finance the development and expansion of our business and therefore do not expect to pay cash dividends on our common stock in the foreseeable future.

  Voting Rights.

        Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and is entitled to notice of any stockholders' meeting in accordance with our amended and restated bylaws. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election. In this event, the holders of the remaining shares will not be able to elect any directors. Our board of directors is classified into three groups: Class I directors, Class II directors and Class III directors, with each class of directors elected to three year terms.

  No Preemptive or Similar Rights.

        Holders of our common stock are not entitled to preemptive rights, do not have conversion or redemption rights and are not subject to further calls or assessments. All of the outstanding shares of our common stock are validly issued and have been fully paid for.

  Right to Receive Liquidation Distributions.

        Subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock, upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock.

Preferred Stock

        Our board of directors is authorized, without further action by our stockholders, to issue from time to time, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such rights and dividend, redemption, liquidation, voting, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than or superior to the rights of our common stock. The rights of the holders of our common stock will be subject to the rights of any shares of preferred stock that may be issued in the future and the issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. Our ability to issue new series of preferred stock, although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock. Other than rights to acquire shares of our Series A Junior Participating Preferred Stock pursuant to our rights plan described below, no shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Provisions

  Restated Certificate of Incorporation and Amended and Restated Bylaws.

        Our restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our restated certificate of incorporation and amended and restated bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our president or the chairman of the board of directors at the request in writing of a majority of the members of the board of directors, or holders of at least 50% of our common stock may call a special meeting of stockholders.

        Our restated certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our restated certificate of incorporation and amended and restated bylaws relating to the absence of cumulative voting, the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

        These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

  Rights Plan.

        On June 4, 2003, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock. Each right, when exercisable, entitles the registered holder to purchase from us one-one thousandth of a share of Series A Junior Participating Preferred Stock (or junior preferred stock) at a price of $40.00 per one-one thousandth share, subject to adjustment. In connection therewith, we entered into a Rights Agreement with U.S. Stock Transfer Corporation, as the rights agent.

        The rights separate from the common stock and a distribution of rights certificates will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock or (ii) 10 business days (or such later date as the board of directors may determine) following the commencement of, or the first public announcement of the intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 15% or more of the outstanding shares of common stock, with the earlier of such dates being referred to herein as the distribution date.

        Until the distribution date, (i) the rights are evidenced by the stock certificates representing our common stock, and are transferred with and only with the stock certificates representing our common stock, (ii) upon transfer of stock certificates representing our common stock issued after June 16, 2003 or any new issuance of the common stock, such stock certificates will contain a notation incorporating the terms of the rights agreement by reference, and (iii) the surrender for transfer of any stock certificates representing our outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such stock certificates.

        The rights are not exercisable until the distribution date and expire at the close of business on June 4, 2013, unless earlier redeemed or exchanged by us as described below. The rights are not exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the rights has not been obtained or is not obtainable.

        As soon as practicable following a distribution date, separate certificates evidencing the rights, or a rights certificate, shall be mailed to holders of record of the common stock as of the close of business on such distribution date and, thereafter, the separate rights certificates alone will evidence the rights granted thereby. Except as otherwise determined by our board of directors, only shares of common stock issued prior to any such distribution date will be issued with rights attached thereto.

        In the event that any person becomes the beneficial owner of 15% or more of the then outstanding shares of our common stock, each holder of a right will, after the end of a redemption period referred to below, have the right to exercise the right by purchasing shares of our common stock for $40.00 (or, in certain circumstances, our cash, property or other securities) having a value equal to two times such amount. Notwithstanding any of the foregoing, following the occurrence of the events described in the previous sentence, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any person or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock shall be null and void. However, rights are not exercisable following the occurrence of such events until such time as the rights are no longer redeemable by us.

        For example, at a purchase price of $40.00 per right, each right not owned by any person or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock (or by certain of their related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $80.00 worth of our common stock (or other consideration, as noted above) for $40.00. Assuming that our common stock had a per share value of $8.00 at such time, the holder of each valid right would be entitled to purchase ten shares of our common stock for $40.00.

        In the event that, at any time following acquisition of beneficial ownership of 15% or more of our outstanding common stock by any person or group of affiliates or associated persons, (i) we are acquired in a merger or other business combination transaction in we are not the surviving corporation, or (ii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall, after the expiration of the redemption period referred to below, have the right to receive, upon exercise, common stock of the acquiring company having a value of $80.00 for the purchase price of $40.00.

        At any time after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock (or, in certain circumstances, other of our equity securities which are deemed by our board of directors to have the same value as shares of our common stock) per right (subject to adjustment).

        The purchase price payable, and the number of one-one thousandths of a share of junior preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution under certain circumstances.

        In general, our board of directors may cause us to redeem the rights in whole, but not in part, at any time during the period commencing on June 4, 2003, and ending on the tenth day following the date on which a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, at a price of $0.005 per right (payable in cash, common stock or other consideration deemed appropriate by our board of directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the rights will require the concurrence of two-thirds of our board of directors. After the redemption period described above has expired, our right of redemption may be reinstated if the person or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock reduces his or its beneficial ownership to 10% or less of the outstanding shares of our common stock in a transaction or series of transactions not involving us and there are no other persons or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock. Immediately upon the action of our board of directors ordering redemption of the rights, the rights shall terminate and the only right of the holders of rights will be to receive the $0.005 redemption price.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be subject to federal taxation to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock (or other consideration) or for common stock of the acquiring company.

        Except with respect to the redemption price of the rights, any of the provisions of the Rights Agreement may be amended by our board of directors prior to the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by our board of directors in order to cure any ambiguity, defect or inconsistency or to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any person or group of affiliated or associated persons that have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock), or to shorten or lengthen any time period under the Rights Agreement; provided however, no amendment to adjust the time period governing redemption may be made at such time as the rights are not redeemable by us.

        These rights have certain anti-takeover effects. These rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board of directors. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with our board of directors, nor should the rights interfere with any merger or other business combination approved by our board of directors.

  Section 203 of the Delaware General Corporation Law.

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an end meeting of the stockholders, and not by written consent, by the affirmative vote of all of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

Listing

        Our common stock is quoted on The NASDAQ Global Select Market under the symbol "ASGN."

LEGAL MATTERS

        The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Latham & Watkins LLP.

 EXPERTS

        The Company's consolidated financial statements and financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

        The consolidated financial statements of Apex Systems incorporated in this prospectus by reference from the Current Report on Form 8-K/A filed by the Company on May 22, 2012 have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC's Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at www.sec.gov, or on our Internet address at www.onassignment.com.

        We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

  •
  our Current Reports on Form 8-K dated March 20, 2012, March 26, 2012, May 15, 2012 and May 22, 2012; and

  •
  the description of our common stock contained or incorporated by reference in our Registration Statement on Form 8-A, as filed with the SEC on August 12, 1992, and any amendments or reports filed for the purpose of updating such description.

        We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, (818) 878-7900, Attn: Tarini Ramaprakash.

5,173,161 Shares

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Baird
Wells Fargo Securities
William Blair
BMO Capital Markets
SunTrust Robinson Humphrey
Avondale Partners

September 13, 2012

QuickLinks

  Filed Pursuant to Rule 424(b)(3) File No. 333-182277
TABLE OF CONTENTS Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
OUR COMPANY
CORPORATE INFORMATION
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
THE OFFERING
RISK FACTORS
NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
DIVIDEND POLICY
SELLING STOCKHOLDERS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
OUR COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELLING STOCKHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION